Exhibit 10.1

                               FIRST AMENDMENT TO
                              THE MONSANTO COMPANY
                              NON-EMPLOYEE DIRECTOR
                           DEFERRED COMPENSATION PLAN

     The Monsanto Company Non-Employee Director Deferred Compensation Plan (the "Plan") is hereby amended as set forth below, effective as of July 1, 1998. (Capitalized terms used and not defined in this Amendment have the meanings ascribed to them in the Plan.)

     1. Notwithstanding any other provision of the Plan, with respect to a "Change of Control" that occurs as a result of the consummation of the transactions contemplated by the Agreement and Plan of Merger dated as of May 31, 1998 among American Home Products Corporation, MA Sub, Inc. and Monsanto Company, the provisions of Section 11(b) of the Plan shall not apply with respect to any Electing Participant (as defined in the next sentence), and if one or more Participants are Electing Participants, the Plan shall not terminate as a result of such a "Change of Control." An "Electing Participant" means a Participant who delivers a written notice, electing to have the foregoing provision of this Amendment apply to himself or herself, to the Committee no later than 25 business days after the effective date of this Amendment.

     2. Except as provided above in this Amendment, the Plan is in all other respects ratified and confirmed without amendment.